International Electronics, Inc.

Non-Qualified Stock Option Agreement

International Electronics, Inc., a Massachusetts corporation (the “Company”), hereby grants this      th day of             , to                (the “Optionee”), an option to purchase a maximum of                  shares of its Common Stock, $0.01 par value, at the price of $              share. The option began on                                    (the “Commencement Date”). The option has been granted on the following terms and conditions:

1.             Grant Under Stock Option Plan. This option is granted pursuant to and is governed by the Company’s                Stock Option Plan dated                             , as amended (the “Plan”) and, unless the context otherwise requires, terms used herein shall have the same meaning as in the Plan. Determinations made in connection with this option pursuant to the Plan shall be governed by the Plan as it exists on this date.

2.             Other Options. This option is in addition to any other options heretofore or hereafter granted to the Optionee by the Company. If the Optionee has received another document reflecting this grant of options, this Agreement supersedes any previous agreement.

3.             Extent of Option if Relationship Continues. If the Optionee continues to be an employee of, a director of, or consultant or advisor to the Company (an “Eligible Participant”), the Optionee may exercise this option for the number of shares that are exercisable. On each anniversary of the Commencement Date,                           of the shares covered by this Agreement shall be exercisable.

The foregoing rights are cumulative and, while the Optionee continues to be an Eligible Participant of the Company, may be exercised up to and including the date which is                           years from the Commencement Date. All of the foregoing rights are subject to Articles 4 and 5, as appropriate, if the Optionee ceases to be an Eligible Participant of the Company or dies or becomes disabled while an Eligible Participant of the Company.

4.             Termination of Relationship with Company. If the Optionee ceases to be an Eligible Participant of the Company, other than by reason of death or disability as defined in Article 5, no further installments of this option shall become exercisable and this option shall terminate after the passage of thirty (30) days from the date employment ceases, but in no event later than the scheduled expiration date.

5.             Death; Disability. If the Optionee dies while an Eligible Participant of the Company, this option may be exercised, to the extent of the number of shares which the Optionee could have exercised on the date of his death, by his estate, personal representative or beneficiary pursuant to Article 9, at any time within 180 days after the date of death, but not later than the scheduled expiration date. If the Optionee ceases to be an Eligible Participant of the Company by reason of his disability, this option may be exercised, to the extent of the number of shares which he could have exercised on the date of the termination of his employment, at any time within 180 days after such termination, but not later than the scheduled expiration date.

6.             Partial Exercise. Exercise of this option up to the extent above stated may be made in part at any time and from time to time within the above limits, except that this option may not be exercised for a fraction of a share unless such exercise is with respect to the final installment of stock subject to this option and a fractional share (or cash in lieu thereof) must be issued to permit the Optionee to exercise completely such final installment. Any fractional share with respect to which an installment of this option cannot be exercised because of the limitation contained in the preceding sentence shall remain subject to this option and shall be available for later purchase by the Optionee in accordance with the terms hereof.

7.             Payment of Price. The option price is payable in United States dollars and may be paid in cash, by certified check, bank draft or money order payable to the order of the Company or by any combination of the foregoing, equal in amount to the option price. If the Board of Directors of the Company or an authorized committee of the Board has, pursuant to subparagraph 6 (h) of the Plan, authorized payment in stock of the Company, payment in whole or part, may be in the form of a certificate or certificates representing stock of the Company at its then value.

8.             Method of Exercising Option. Subject to the terms and conditions of this Agreement, this option may be exercised by written notice to the Company, at the principal executive office of the Company, or to such transfer agent as the Company shall designate. Such notice shall state the election to exercise this option and the number of shares in respect of which it is being exercised and shall be signed by the person or persons so exercising this option. Such notice shall be accompanied by payment of the full purchase price of such shares, and the Company shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received. The certificate or certificates for the shares as to which this option shall have been so exercised shall be registered in the names of the person or persons so exercising this option (or, if this option shall be exercised by the Optionee and if the Optionee shall so request in the notice exercising this option, shall be registered in the name of the Optionee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising this option. In the event this option shall be exercised, pursuant to Article 5 hereof, by any person or persons other than the Optionee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise this option. All shares that shall be purchased upon the exercise of this option as provided herein shall be fully paid and non-assessable.

9.             Option Not Transferable. This option is not transferable or assignable except by will or by the laws of descent and distribution. During the Optionee’s lifetime only the Optionee can exercise this option.

10.          No Obligation to Exercise Option. The Agreement and acceptance of this option imposes no obligation on the Optionee to exercise it.

11.          No Obligation to Continue Relationship. The Company and any of its affiliates (as defined in the Plan) are not obligated to continue the Optionee as an Eligible Participant.

12.          No Rights as Stockholder until Exercise. The Optionee shall have no rights as a stockholder with respect to shares subject to this Agreement until a stock certificate therefor has been issued to the Optionee and it is fully paid for.

13.          No Obligation to Register Shares. The Company is under no obligation to register the shares of Common Stock purchased upon exercise of this option under the Securities Act of 1933, or otherwise.

14.          Characterization of Option for Tax Purposes. It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

15.          Acquisition Provisions. In the event of an Acquisition (as defined below), then the number of shares which are not then vested shall become fully accelerated and be 100% exercisable upon the closing of the Acquisition. The Company may in its discretion accelerate the vesting schedule at any time.

For the purposes of this Agreement, “Acquisition” shall mean any (i) merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity (the “Acquiror”)) less than a majority of the combined voting power of the voting securities of the Company or the Acquiror outstanding immediately after such merger or consolidation, (ii) sale of all or substantially all of the assets of the Company or (iii) sale of shares of capital stock of the Company, in a single transaction or series of related transactions, representing at least 50% of the voting power of the outstanding securities of the Company.

16.          Withholding of Company Taxes. If the Company in its discretion determines that it is obligated to withhold tax upon the exercise of this option or if the Company is required to pay any tax with respect to the sale of the shares or any other reason, the Optionee hereby agrees to pay such tax amounts to the Company. No shares will be issued pursuant to the exercise of this option unless and until the Optionee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

17.          Representations. The Optionee represents, warrants and covenants that it (i) is acquiring the stock subject to the option for his own account for investment and not with any present intention of selling or otherwise distributing the same; and (ii) can afford a complete loss of the value of the shares and is able to bear the economic risk of holding such shares for an indefinite period of time.

18.          Legend on Shares. The Optionee acknowledges that if such stock purchased upon exercise of this option has not been registered with the Securities and Exchange Commission, any certificates evidencing the shares of Common Stock shall be stamped or otherwise imprinted with a legend (in addition to any other legend required to be borne thereon) in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (“THE ACT”) OR APPLICABLE STATE SECURITIES LAWS AND MUST BE HELD INDEFINITELY UNLESS THEY ARE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

19.          Dispute. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be determined by the Board of Directors of the Company in its absolute and uncontrolled discretion, and any such determination or any other determination by the Board of Directors under or pursuant to this grant and any interpretation by the Board of Directors of the terms of this agreement, shall be final, binding and conclusive on all persons affected thereby.

20.          Governing Law; Compliance with Laws. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts. The obligations of the Company to sell and deliver shares upon exercise of the option are subject to all applicable laws, rules, and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors or the relevant committee of the Board.

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IN WITNESS WHEREOF the Company and the Optionee have caused this instrument to be executed, and the Optionee whose signature appears below acknowledges receipt of a copy of the Plan and acceptance of an original copy of this Non-Qualified Stock Option Agreement.

Optionee			International Electronics, Inc.

By:

CEO
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